Exhibit 99.1

News Release		For Immediate Release

Contact:	Jeff Laudin	April 19, 2017
Phone:	402-963-1158
Fax:	402-963-1198

Valmont Reports First Quarter 2017 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported first quarter 2017 results.

First Quarter Highlights:

	First Quarter
	13 Weeks Ended
Summarized Financial Information	1-Apr-17	26-Mar-16
Net sales	$637,474	$596,605
Operating income	64,502	62,365
Operating income as a % of net sales GAAP	10.1%	10.5%
Net earnings	38,979	32,969
Diluted EPS	$1.72	$1.45

Average Shares Outstanding - Diluted	22,660	22,816

•                  Revenues increased 7% to $637.5 million

•                  Operating income increased largely due to improved performance in the Utility Support Structures, Irrigation, and Energy and Mining Segments, offset somewhat by margin compression in the Engineered Support Structures and Coatings Segments

•                  Operating income increased $2.1 million, which included $2.8 million in higher LIFO expense related to increased raw material costs and $1.8 million of higher deferred compensation costs that is offset by increased other income. Excepting these items, the increase in operating income was $6.7 million, or 11% over 2016

•                  Diluted earnings per share increased 19% to $1.72

•                  Reaffirming annual guidance for earnings to be slightly above $7.00 per diluted share

“Revenue increased across all segments, led by a strong performance in Utility Support Structures Segment,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “All segments saw improved demand and contributed to the sales growth, which supports our outlook for revenue and earnings growth in 2017.

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Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. •

“As expected, rising steel and zinc costs pressured operating margins in Engineered Support Structures and Coatings segments, where sales price increases somewhat lagged cost increases. All other segments had good operating performance.”

First Quarter Segment Review

Infrastructure-related

Engineered Support Structures (28% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

Sales of $180.6 million were 2% higher than last year as a result of improved global wireless communication product and intercompany sales.

Lighting sales declined in modestly North America, however order rates are solid. Pricing in North America did yet not reflect rising steel costs due to competitive market pressures. In Europe, sales of lighting and traffic structures declined due to lower export sales. Sales of lighting and traffic products were comparable in the Asia-Pacific region.

Wireless communication product sales rose mainly due to increased North American demand for poles, towers and components. In Australia, sales increases were driven by wireless carriers building out their networks. In China, sales were comparable to last year.

Operating income was $9.2 million or 5.1% of sales compared to $12.5 million, or 7.0% of sales in 2016. Higher steel costs compressed segment profitability.

Utility Support Structures (27% of Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $174.6 million increased 21% over last year primarily driven by higher volumes. Sales growth is being supported by utility reliability investments in the North American transmission grid, renewables, interconnecting regional transmission grids, and a favorable sales mix.

Operating income increased to $22.7 million or 13.0% of sales, compared to $14.4 million or 10.0% in 2016, benefitting from higher volume and operating leverage.

Coatings Segment (11% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $73.5 million were 7% higher than last year, mainly due to increased price to recover higher zinc cost. Following a weak start to the year, volumes increased as the quarter progressed. The sales mix consisted of higher intercompany, and lower external volumes, particularly to the solar energy and oil and gas markets.

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Operating income was $9.4 million, or 12.8% of sales, compared to $11.4 million, or 16.6% of sales in 2016. A greater mix of intercompany volumes, which carry a lower margin and  a sharp rise in zinc costs pressured margins.  Included in Q1 results were final startup costs associated with the previously communicated opening of a new facility in Texas.

Energy and Mining Segment (12% of Sales)

Offshore structures, engineered access systems and grinding media.

Segment sales of $78.0 million were 8% higher than last year with each major product line contributing to growth. Offshore wind structures and component sales increased, supported by continued development in Europe’s North Sea region. The pipeline of sales to non-traditional markets continues to improve, helping to offset weak demand from the oil and gas exploration markets. Access systems sales increased due to an improving construction market as well as stronger commodity prices supporting mining sales in Australia. Grinding media sales increased as pricing rose in-line with higher input costs.

Operating income increased to $3.8 million or 4.8% of sales compared to $1.9 million, or 2.6% of sales in 2016. The increase was driven by improved operating leverage as well as benefits from restructuring actions taken within the Australia region in 2016.

Agriculture-related

Irrigation Segment (26% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Global sales of $167.2 million were 6% above last year. North American sales were up slightly from last year, reflecting stabilizing demand. International sales rose broadly, led by a stronger market in Brazil. Favorable currency translation contributed to the international sales gains.

Operating income was higher at $30.3 million, or 18.1% of sales compared to $28.9 million, or 18.2% of sales in 2016. The quality of segment profitability remained strong despite rising raw material costs and some competitive pricing pressure, as better sales volumes, cost and productivity improvements offset inflationary effects.

Outlook:

“We are off to a good start to the year,” Mr. Bay said. “We are encouraged by signs of improved demand in certain of our markets, evidenced by our second consecutive quarter of improved sales. While the current volatility in certain raw material costs, and weak farm economy fundamentals, could still impact some of our businesses, we reconfirm our sales, earnings and cash flow guidance for the year.”

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An audio discussion of Valmont’s first quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#:52418614 or via Webcast at 8:00 a.m. CDT April 20, 2017 at https://engage.vevent.com/rt/valmontindustries_ao~52418614.  A replay is available through the above link or by telephone (855) 859-2056 or (404) 537-3406, Conference ID#:52418614 beginning April 20, 2017 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 27, 2017. The Company’s slide presentation for the call will be simultaneously available on the investor relations tab at www.valmont.com under Investor Relations.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	First Quarter
	13 Weeks Ended
	1-Apr-17	26-Mar-16
Net sales	$637,473	$596,605
Cost of sales	472,868	435,636
Gross profit	164,605	160,969
Selling, general and administrative expenses	100,103	98,604
Operating income	64,502	62,365
Other income (expense)
Interest expense	(11,304)	(11,054)
Interest income	928	811
Gain (loss) on investments (unrealized)	1,237	(1,430)
Other	(39)	(248)
	(9,178)	(11,921)
Earnings before income taxes and equity in earnings of nonconsolidated subsidiaries	55,324	50,444
Income tax expense	15,363	16,273
Net earnings	39,961	34,171
Less: Earnings attributable to non-controlling interests	(982)	(1,202)
Net earnings attributable to Valmont Industries, Inc.	$38,979	$32,969

Average shares outstanding (000’s) - Basic	22,472	22,700
Earnings per share - Basic	$1.73	$1.45

Average shares outstanding (000’s) - Diluted	22,660	22,816
Earnings per share - Diluted	$1.72	$1.45

Cash dividends per share	$0.375	$0.375

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	First Quarter
	13 Weeks Ended
	1-Apr-17	26-Mar-16

Net sales
Engineered Support Structures	$180,558	$176,971
Utility Support Structures	174,612	144,520
Energy & Mining	77,972	72,449
Coatings	73,468	68,581
Infrastructure products	506,610	462,521

Irrigation	167,224	158,514
Less: Intersegment sales	(36,361)	(24,430)
Total	$637,473	$596,605

Operating Income
Engineered Support Structures	$9,213	$12,475
Utility Support Structures	22,708	14,424
Energy and Mining	3,837	1,902
Coatings	9,406	11,413
Infrastructure products	45,164	40,214

Irrigation	30,291	28,895
Adjustment to LIFO inventory valuation method	(779)	2,027
Corporate	(10,174)	(8,771)
Total	$64,502	$62,365

In first quarter of 2017, Valmont changed its reportable segment operating income to separate out the LIFO (expense) benefit.

Prior year information has been updated to reflect this change.  Valmont has aggregated its business segments into five reportable segments as follows:

Engineered Support Structures: This segment consists of the manufacture of engineered metal, composite, and wood structures and components for global lighting and traffic, wireless communication, and roadway safety.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures;

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	1-Apr-17	26-Mar-16
ASSETS
Current assets:
Cash and cash equivalents	$425,216	$387,714
Accounts receivable, net	455,044	449,379
Inventories	389,156	350,768
Prepaid expenses	54,532	46,080
Refundable and deferred income taxes	7,325	18,897
Total current assets	1,331,273	1,252,838
Property, plant and equipment, net	519,658	532,507
Goodwill and other assets	615,957	614,517
	$2,466,888	$2,399,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$860	$1,110
Notes payable to banks	957	2,402
Accounts payable	194,525	183,059
Accrued expenses	177,894	169,479
Dividend payable	8,468	8,527
Total current liabilities	382,704	364,577
Long-term debt, excluding current installments	754,523	756,878
Other long-term liabilities	288,381	298,256
Shareholders’ equity	1,041,280	980,151
	$2,466,888	$2,399,862

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) and dollars in thousands

	13 Weeks Ended	13 Weeks Ended
	1-Apr-17	26-Mar-16
Cash flows from operating activities
Net Earnings	$39,961	$34,171
Depreciation and amortization	20,827	20,598
Change in restricted cash - pension plan	12,568	—
Contribution to defined benefit pension plan	(25,379)	—
Change in working capital	(28,675)	16,427
Other	16,681	9,331
Net cash flows from operating activities	$35,983	80,527

Cash flows from investing activities
Purchase of property, plant, and equipment	$(14,168)	$(13,961)
Other	(1,413)	(2,180)
Net cash flows from investing activities	$(15,581)	$(16,141)

Cash flows from financing activities
Net borrowings on short and long-term agreements	$38	$(220)
Purchase of treasury shares	—	(16,939)
Dividends paid	(8,445)	(8,571)
Other	5,547	2,356
Net cash flows from financing activities	$(2,860)	$(23,374)
Effect of exchange rates on cash and cash equivalents	7,726	(2,372)
Net change in cash and cash equivalents	25,268	38,640
Cash and cash equivalents - beginning of year	399,948	349,074
Cash and cash equivalents - end of period	$425,216	$387,714

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